Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134526 and 333-138879) on Form S-8 and the Registration Statement (No. 333 - 136748) on Form S-3, of our report dated March 27, 2007, which include explanatory paragraphs as to the Company’s ability to continue as a going concern and the Company’s change in its method of accounting for Stock-based compensation, with respect to the consolidated financial statements of eMagin Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us as “Experts” in the Registration Statement on Form S-3.

/s/ Eisner
New York, New York
March 27, 2007